Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. Announces Extension to Business Combination Deadline

New York, NY, March 28, 2023 (GLOBE NEWSWIRE) --Welsbach Technology Metals Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”), announced today that it has approved an extension of the time period to consummate a Business Combination, in accordance with Article G of the Company’s amended and restated certificate of incorporation, to and including April 30, 2023.

In connection therewith, the Company has also approved the issuance and sale of, to Welsbach Acquisition Holdings LLC (the “Sponsor”) a non-interest bearing, unsecured promissory note equal to $125,000 (the “Proceeds”) that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would either be paid upon consummation of the initial business combination out of the proceeds of the Trust Account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of our business combination into additional private units at a price of $10.00 per unit. The Company confirms that such Proceeds were placed on deposit in the Company’s Trust Account on March 28, 2023. As such, in accordance with Article G of the Company’s amended and restated certificate of incorporation, the Company’s time period to consummate a Business Combination has been extended to and including April 30, 2023.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the potential conversion of the promissory note by the Sponsor into additional private placement units. No assurance can be given that the transactions discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company.

Investor Contact:

Christopher Clower, Welsbach Technology Metals Acquisition Corp.

chris@welsbach.sg